Exhibit 10.2

May 12, 2023

Edward Durkin

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We are pleased to inform you that you have been selected to receive a retention award. Your skills and capabilities play a critical role in Casa’s success, and we want to ensure your continued focus on Casa’s goals and objectives. In exchange for your agreement to do so and the continued performance of your duties in accordance with the expected standards of performance, you will receive the award under the following terms.

In consideration of your continued employment, you will be eligible for a retention award of $400,000 to be paid in four (4) equal quarterly installments over the next year. Installment payments will be made on the first regularly scheduled payroll date following each of July 1, 2023, October 1, 2023, January 1, 2024, and April 1, 2024. To receive any installment payment, you must be an employee of the Company or one of its affiliates and not have given notice of termination as of the date of the applicable installment payment. Payments are subject to applicable taxes and withholdings.

In the event of your involuntary termination without cause, your voluntary termination as CFO for good reason, or your removal from the position of Interim CEO in connection with the Company’s hiring of a permanent CEO other than you, you will be eligible to receive any remaining installment payments in a lump sum within thirty (30) days of termination, conditioned on the Company’s receipt of a separation agreement within thirty (30) days of termination (or such lesser period set forth in the separation agreement), which will include a general release of claims. If you voluntarily resign as CFO without good reason or are terminated by the Company for cause, you will not be eligible to receive any further installment payments under this program, but you will not be required to repay any installment payments already made to you.

For purposes of this award, the term “cause” means:

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failure to perform, or negligence in performing, your employment duties,
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dishonesty or willful misconduct in the performance of your duties,
•
material breach of any agreements, covenants or representations made in any employment agreement or other agreements with the Company or violation of the Company’s policies or procedures,
•
material violation of any law, rule, regulation or by-law of any governmental authority (local, state, federal or foreign) applicable to you, or
•
your indictment for or plea of guilty or nolo contender to a felony or a crime that impairs your ability to perform services to the Company, or reasonably could result in a loss to the Company or damage the Company’s reputation.

For purposes of this award, the term “good reason” means the occurrence of one of the following events, provided that you have first provided written notice to the Company within ninety (90) days following such event, the Company fails to cure such event within thirty (30) days following the delivery of such notice and you terminate employment within thirty (30) days after expiration of such cure period:

•
a material reduction in your base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;
•
a relocation of your principal place of employment by more than fifty (50) miles;

100 Old River Road | Andover, MA 01810 | 978-688-6706 | www.casa-systems.com

•
a material, adverse change in your title, authority, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law), or
•
a material adverse change in your reporting structure.

It is generally intended that compensation paid or delivered to you (or your beneficiaries) pursuant to this arrangement is exempt from Section 409A of the Internal Revenue Code (the “Code”). For purposes of Section 409A of the Code, each payment made under this arrangement shall be a “separate payment.”

This retention award is made at the sole discretion of the Company and does not represent a contract nor a guarantee of employment.

We want to thank you in advance for your dedication and commitment to Casa Systems. Your continued support is vital to the success of the business. If you have any questions, please don’t hesitate to contact me.

Sincerely,

Name:

Title:

I have read and agree to the terms of this Retention Award.

Signature:

Date:

100 Old River Road | Andover, MA 01810 | 978-688-6706 | www.casa-systems.com